Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-287515) of our report dated February 26, 2026, with respect to the consolidated financial statements and financial statement schedules of American Integrity Insurance Group, Inc., included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

Tampa, Florida
February 26, 2026